Exhibit 23

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-229662) of Rhinebeck Bancorp, Inc. of our report dated March 28, 2019, relating to the consolidated financial statements of Rhinebeck Bancorp, Inc. which appears in this Annual Report on Form 10-K for the year ended December 31, 2018.

New York, New York

March 28, 2019